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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is effective February 16, 1993 between ELDORADO BANK ("Employer") and RAYMOND E. DELLERBA ("Employee") to which ELDORADO BANCORP is a party.

                                   RECITALS:

     A. Employer desires to retain Employee in the full-time employ of Employer as the President and Chief Operating Officer of the Employer for a fixed term and to provide hereby the terms of that employment.

     B. Employee has advised Employer of his willingness to act in a full-time capacity as the President and Chief Operating Officer of Employer for the term provided herein.

     NOW, THEREFORE, in consideration of the foregoing recitals, and the terms, conditions and covenants contained herein, it is agreed as follows:

     1. Employment. Employer hereby employs Employee and Employee hereby accepts this employment and agrees to exercise and perform faithfully, exclusively, and to the best of his ability on behalf of Employer the powers and duties customarily exercised and performed by its President and Chief Operating Officer on the terms and conditions set forth herein. Employee acknowledges and agrees that he is hereby also making a moral commitment to honor this Agreement and to further the Employer's best interests during the full term of this Agreement.

     2.  Employee's Services and Duties.

     2.1  During the term hereof, Employee shall:

          (a) Observe and conform to the policies and directions promulgated by Employer's Board of Directors from time to time;

          (b) Assume and perform those duties customarily performed by the Chief Operating Officer of a bank, including general executive duties and other powers and duties pertaining by law, regulations, or practice to the office of Chief Operating Officer, or otherwise imposed by the Bylaws of Employer; and

          (c) Serve as a full-time employee, and devote his ability and attention to the business of Employer during the term of this Agreement, and neither directly nor indirectly render any services of a business, commercial, or professional nature, whether as employee, partner, officer, director or shareholder, to any other person, firm, corporation or organization which in any manner competes with Employer, whether for compensation or otherwise, nor engage in any activity which is adverse to the Employer's business or welfare, without the prior written consent of Employer.

     The precise services to be performed by Employee may be extended or curtailed, from time to time, at the discretion of the Board of Directors of Employer, provided such services shall at all times be of the nature customarily performed by the Chief Operating Officer or President of a bank.

     2.2 Nothing contained herein shall be construed to prevent Employee from investing his assets in any form or manner, or supervising these investment, provided that such investment-related activities do not, in any manner nor for any significant amount of time, interfere with his performance of services on behalf of Employer, and provided further the Employee shall not acquire any direct or indirect ownership interest in any bank or financial institution, other than Employer, where such ownership interest exceeds one percent of the total ownership interests in such financial institution, except that Employee may (i) retain the 31,700 shares of Commerce Bancorp now owned by Employee, and
(ii) exercise Employee's option to acquire an additional 38,000 shares of Commerce Bancorp if Commerce Bancorp announces, prior to the expiration of such option, an acquisition of either it or Commerce Bank. However, employee ownership restrictions in any bank or
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financial institution other than Employer shall only apply to banks or financial institutions that are located within the service areas of any of Employer's offices and are in direct competition with Employer.

     3. Term. The term of Employee's employment by Employer pursuant to this Agreement shall be for a period commencing on February 16, 1993 (the "Effective Date") and terminating on December 31, 1996, subject to earlier termination as hereinafter provided.

     4. Compensation and Other Benefits. As compensation, in full, for the services to be rendered by Employee hereunder, Employer shall pay and the Employee shall accept the following compensation:

     (a) Employer shall pay to Employee a salary of $150,000 (inclusive of all compensation for services as a director of Employer and/or any affiliate of Employer), payable in equal semi-monthly installments, less usual withholding deductions, during the term hereof. Employer shall evaluate Employee's base salary each year and any adjustment (but not below $150,000) to such base salary shall be at the sole discretion of Employer.

     (b) Employer shall provide Employee with an automobile allowance of $700 per month for the term of this Agreement.

     (c) As additional compensation, Employer shall pay to Employee for each of the calendar years 1993 through 1996 a bonus in an amount computed as follows:

     (1) The net operating income of Employers (for purposes hereof, Employers includes Eldorado Bancorp) shall be determined for such years by excluding from "Earnings (loss) before income taxes", as set forth in Employers' Consolidated Statements of Earnings, the following: (i) provision for loan and lease losses,
(ii) net gains and/or losses on sales of investment securities, real estate and fixed assets, and (iii) nonrecurring and non-operational items of income or expense.

     (2) There shall then be subtracted from the net operating income the sum of the loans and leases charged off for such year (net of recoveries) and state and Federal income taxes for such year (the "Net Income").

     (3) There shall then be subtracted from such Net Income amount the product of 10% multiplied by Employers' Stockholders' equity on January 1 of such year (the "Bonus Base"). For purposes of the foregoing, "Stockholders' equity") shall be the sum of contributed capital plus retained earnings plus allowances for loan and lease losses.

     (4) The Bonus Base shall then be multiplied by 4%, the product of which shall be the amount of a cash bonus to be paid to Employee for such years.

     (5) In addition, if Employee is paid a bonus for any such calendar year pursuant to item (4) above (the "Primary Bonus Amount"), the Employee may earn an additional bonus in each of the next two successive calendar years (provided Employee is an employee of Employers on the last day of such succeeding calendar year) in an amount equal to one-half ( 1/2) of such Primary Bonus Amount if the Net Income for such succeeding year is equal to or greater than the Net Income for the calendar year for which the Primary Bonus Amount was earned.

     The above calculations shall be made by Employers' independent certified public accountants, whose determination shall be binding on Employee and Employers. Examples of such calculations are attached hereto as Exhibits A and
B. It is specifically acknowledged and agreed that none of the bonuses provided for in items (4) and (5) above shall be paid or earned for any calendar year for which Employee is not an employee (for any reason including death) of Employers on December 31 of such year. Any such bonus shall be paid within 30 days after such accountants have made their determination.

     (d) Employee shall not be entitled to participate in the Eldorado Bancorp Officer and Staff Profit Sharing Incentive Plan but, as additional compensation, shall participate in the Eldorado Bank Deferred Compensation Plan.

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     (e) Notwithstanding any paragraph of this Agreement, should any material change occur with respect to the growth or profitability of the Employer, such as a merger or acquisition, the Board may choose to review and limit the annual bonus as calculated under paragraph 4(c).

     (f) At the present time there are five employees of Eldorado Bank, including Employee, who are recipients of bonuses based upon the calculations set forth in paragraph 4(c) above. The aggregate percentage participation of all such recipients, including Employee's 8% participation, is 34%. If the Board of Directors of Eldorado Bank determines from time to time, in its sole discretion, that new recipients should be added, existing recipients increased and/or existing recipients replaced and, as a result, the aggregate percentage which the Board would otherwise allocate to all such recipients at such time (the "Recipients") would exceed 40%, then Employee acknowledges and agrees that Employee's then percentage shall be reduced proportionately with the percentages either previously allocated or proposed to be allocated to all other Recipients so that the maximum aggregate percentage of all Recipients will not exceed 40%.

     (g) During the term of Employee's employment under this Agreement, Employee shall be entitled to receive all other benefits of employment made available to other employees of Employer, including participation in profit-sharing plans, (specifically the Employee Stock Ownership Plan and 401(k) Plan) and life, health and accident insurance benefits in the form, kind and amount made available under group insurance coverage to employees of Employer plus executive officers insurance coverage. Employee shall be entitled to term life insurance coverage in the amount of $400,000 for the term of this Agreement.

     (h) Employer shall purchase a membership in and pay the monthly dues of and assessments on a social or business club membership for the use of Employee, which club and terms of purchase shall be as mutually agreed upon between Employee and Employer.

     5. Expenses. Employee is authorized to incur reasonable expenses for promoting the business of Employer as customary for a Chief Operating Officer of similar employers. Employee shall provide Employer with adequate records of all expenses incurred by Employee under this paragraph.

     6. Vacations. Employee shall be entitled to four (4) weeks of vacation for each year of this Agreement.

     7. Stock Option. Employee shall be granted a stock option to acquire 20,000 shares of Eldorado Bancorp common stock with an effective grant date of Employee's hire date. Such option shall be subject to the terms of the Eldorado Bancorp Stock Option Plan. Vesting of the stock option shall be over five years.

     8.  Termination Prior to Expiration of Term.

     8.1 Termination by Employer for Cause. Employer, by vote or written approval of the Board of Directors duly taken in accordance with the law and the Employer's Bylaws, may terminate this Agreement immediately, at which time all obligations and liability of Employer under this Agreement shall cease (except as to benefits then accrued), upon determination in good faith that Employee (i) has been adjudged guilty of a felony or a misdemeanor involving moral turpitude by a court of competent jurisdiction; (ii) has committed any act which would cause termination of coverage under the Employer's Bankers' Blanket Bond as to Employee (as distinguished from termination of coverage as to the Employer as a whole); (iii) willful misconduct in the performance of his duties; or (iv) Employee breaches this Agreement or Employer's Code of Conduct.

     8.2 Termination by Employer Without Cause. Employer, by vote or written approval of the Board of Directors duly taken in accordance with the law and Employer's Bylaws, may terminate this Agreement and rights hereunder, without cause or any reason whatsoever, upon a lump sum cash payment to Employee in the amount equal to six (6) months of Employee's then base salary. Upon such payment all obligations and liability of Employer under this Agreement shall cease, except as to Employee's accrued benefits to the date of termination. Any pay in lieu of vacation accrued to Employee, but not taken as of the date of termination, will be deemed included in the termination pay. In the event of termination under this paragraph 8.2, insurance benefits provided to Employee by Employer shall be extended to Employee as provided under federal law. All

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remaining obligations and liability of Employer under this Agreement shall cease at the date of termination, except as to benefits then accrued.

     8.3 Acquisition or Dissolution of Employer. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer or by any merger or consolidation where Employer is not the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of Employer. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and inure the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred.

     Notwithstanding the foregoing, in the event proceedings for liquidation of Employer is commenced by regulatory authorities, this Agreement and all rights and benefits hereunder shall terminate. However, Employee will have the sole option to demand and receive the lesser of (i) six (6) months salary based upon the salary being paid to Employee at the time of such termination, or (ii) the balance payable under this Agreement.

     8.4 Disability of Employee. If Employee becomes disabled during the term of this Agreement and such disability continues for a period of twelve (12) months out of any twelve month period, Employer may, at its option, after the expiration of such twelve month period, terminate this Agreement by giving written notice to Employee. While Employee is disabled, Employer shall pay to Employee 100 percent of the monthly salary installments as provided in paragraph 4, but such installments shall be reduced by all amounts paid to Employee on account of disability insurance, worker's compensation or social security payments made to Employee arising out of his disability other than medical, hospital or similar health insurance; provided however, that such payments by Employer shall cease upon the earlier of (a) the expiration of the term of this Agreement, (b) the earlier termination of this Agreement pursuant to its provisions, or (c) the continuation of Employee's disability for a period of twelve (12) months. For the purpose of this Agreement, the term "disabled" shall be defined as Employee's inability, through physical or mental illness or other cause, to perform normal and customary duties which he is required to perform under this Agreement. In determining whether Employee is disabled, Employer may rely upon the written statement provided by a licensed physician acceptable to Employer. Employee shall allow himself to be examined from time to time by any licensed physician selected by Employer and agreed to by Employee. All such examinations will be conducted within a reasonable time period.

     8.5 Resignation by Employee to Take a Position Elsewhere. Upon the receipt by Employer of a written resignation of Employee, this Agreement and the rights hereunder shall terminate and the obligations and liability of Employer under this Agreement shall cease except as to Employee's benefits accrued to the date of resignation. Employee agrees to provide Employer at least sixty days prior written notification of such resignation, which period can be shortened at the sole right of Employer.

     8.6  Miscellaneous Provisions Regarding Termination.

     (a) If this Agreement is terminated before the end of its term, Employee shall be entitled to the compensation earned by him up to the date of termination, and Employer and Employee shall have no further obligation to each other. All other benefits specifically provided for in this Agreement to which Employee is entitled shall cease as of the date of termination (except as provided in paragraph 8.2).

     (b) The paragraphs in this Agreement providing for Employer's right to terminate this Agreement shall be interpreted wholly independent from and without reference to one another and shall not be construed to impair or in any manner limit Employer's right to otherwise terminate this Agreement for valid cause pursuant to the laws of the State of California.

     (c) Any written notice to be given to Employee by Employer may be given either by personal delivery to Employee, or by mail, registered or certified, postage prepaid with return receipt requested, addressed to Employee at his then current residence.

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     Employee may exercise Employee's rights to exercise any stock options vested prior to termination or resignation, if any, and as provided in a Stock Option Plan and Stock Option Agreement to which Employee is a party.

     9. Payments Upon Merger, Acquisition or Dissolution of Employer. In the event of any merger, acquisition, consolidation or transfer of assets where the Employer is not the surviving or resulting corporation, or where 50% or more of Eldorado Bancorp's shares are converted into cash or other securities, and the Employee is subsequently terminated pursuant to paragraph 8.2 above prior to the end of this Agreement, the surviving or resulting corporation shall pay the Employee a cash lump sum payment equal to one year of Employee's then base salary.

     10. Death During Employment. If Employee dies during the term of this employment, Employer shall pay to the estate of Employee the compensation and other rights hereunder which would otherwise be payable to Employee up to the end of the following month in which his death occurs, and Employer shall have no further obligations or liability under this Agreement (except as to benefits then accrued).

     11. Assignment. This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns. Employee may not assign all or any part of his interest under this Agreement without the prior written consent of Employer.

     12. Receipt of Agreement. Each of the parties hereto acknowledges that he or it has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

     13. California Law. This Agreement is to be governed by and construed under the laws of the State of California except to the extent that any federal law regulating banks may apply.

     14. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     15. Invalid Provisions. Should any part of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portion of this Agreement shall remain in force and effect as if this Agreement had been executed with the invalid provisions eliminated.

     16. Entire Agreement. This Agreement contains the entire Agreement between the parties with respect to the employment of Employee by Employer and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by both parties.

     17. Waiver of Breach. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     18. Indemnification. At or prior to the effective date of this Agreement, Eldorado Bancorp shall enter into an Indemnification Agreement with Employee in the form approved by Eldorado Bancorp shareholders in 1988.

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     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS Agreement
effective on the day and year hereinbefore set forth.

                                          /s/  RAYMOND E. DELLERBA
                                          --------------------------
                                          Raymond E. Dellerba

                                          ELDORADO BANK

                                          By: /s/  J. B. CROWELL
                                              ----------------------
                                              J. B. Crowell

                                          ELDORADO BANCORP

                                          By: /s/  J. B. CROWELL
                                              ----------------------
                                              J. B. Crowell

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